Preliminary Pricing Supplement

(To the Prospectus dated July 19, 2013, the

Prospectus Supplement dated July 19, 2013,

the Prospectus Addendum dated February 3, 2015 and

the Index Supplement dated July 19, 2013)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement, prospectus addendum and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated April 7, 2015

$[—] Annual AutoCallable Notes due May 2, 2018 Linked to the the Lesser Performing Index of the EURO STOXX 50® Index and the Nikkei Stock Average Index Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	April 27, 2015

Issue Date:	April 30, 2015

Final Valuation Date:*	April 27, 2018

Maturity Date:*	May 2, 2018

Call Valuation Dates:*	May 2, 2016 (the “first Call Valuation Date”), April 27, 2017 (the “second Call Valuation Date”) and the Final Valuation Date (the “final Call Valuation Date”).

Call Settlement Date:*	The third Business Day after the applicable Call Valuation Date (provided that the final Call Settlement Date will be the Maturity Date).

Reference Assets:	Reference Asset	Bloomberg Ticker Symbol	Initial Level	Barrier Level
	EURO STOXX 50® Index	SX5E <Index>	[—]	[—]
	Nikkei Stock Average Index	NKY <Index>	[—]	[—]

The EURO STOXX 50® Index (the “EURO STOXX 50 Index”) and the Nikkei Stock Average Index are each referred to in this preliminary pricing supplement as an “Index” and collectively as the “Indices”.

Automatic Call:	If, on any Call Valuation Date, the Closing Level of each Index is equal to or greater than its respective Call Level applicable to such date, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Redemption Price payable on the Call Settlement Date.

Payment at Maturity:

If the Notes are not automatically called pursuant to the “Automatic Call” provisions described above, and if you hold your Notes to maturity, you will receive a cash payment at maturity (in each case, subject to our credit risk), calculated as follows:

•       If the Final Level of the Lesser Performing Index is equal to or greater than its Barrier Level, $1,000 per $1,000 principal amount Note;

•       If the Final Level of the Lesser Performing Index is less than its Barrier Level, an amount calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Index Return of the Lesser Performing Index]

If your Notes are not automatically called prior to maturity, and if the Final Level of the Lesser Performing Index is less than its Barrier Level, your Notes will be fully exposed to the negative performance of the Lesser Performing Index and you will lose some or all of your investment in the Notes. The payment at maturity will be based solely on the Index Return of the Lesser Performing Index and the performance of the other Index will not be taken into account for purposes of calculating any payment at maturity under the Notes.

Any payment on the Notes, including any payment upon automatic call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to UK Bail-In Powers” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-In Power:	By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-In Power. See “Consent to Bail-In Power” on page PPS-4 of this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	2.25%	97.75%
Total	$[—]	$[—]	$[—]	$[—]

(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $945.00and $964.60 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.
(2)	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.25% of the principal amount of the notes, or $22.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PPS-10 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Call Level:	With respect to each Index and with respect to each Call Valuation Date, the Call Level will be as follows (in each case, rounded to the nearest hundredth):

Call Valuation Date	EURO STOXX 50 Index	Nikkei Stock Average Index
First	[—] (100.00% of the Initial Level)	[—] (100.00% of the Initial Level)
Second	[—] (95.00% of the Initial Level)	[—] (95.00% of the Initial Level)
Final	[—] (90.00% of the Initial Level)	[—] (90.00% of the Initial Level)

Redemption Price**:

For every $1,000 principal amount Note, an amount equal to $1,000 plus a call premium calculated as follows:

•       12.50% × $1,000, or $125.00, if the Notes are automatically called in respect of the first Call Valuation Date

•       25.00% × $1,000, or $250.00, if the Notes are automatically called in respect of the second Call Valuation Date

•       37.50% × $1,000, or $375.00, if the Notes are automatically called in respect of the final Call Valuation Date

**     The actual Redemption Price with respect to each Call Valuation Date will be determined on the Initial Valuation Date and will not be less than $1,125.00, $1,250.00 and $1,375.00 per $1,000 principal amount Note for each of the first, second, and final Call Valuations Dates, respectively.

Barrier Level:	With respect to an Index, 75.00% of its Initial Level, rounded to the nearest hundredth, as set forth in the table above.

Initial Level:	With respect to an Index, the Closing Level on the Initial Valuation Date, as set forth in the table above.

Final Level:	With respect to an Index, the Closing Level on the Final Valuation Date.

Index Return:	With respect to an Index, the performance of such Index from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level

Lesser Performing Index:	The Index with the lower Index Return, calculated in the manner set forth above.

Closing Level:

With respect to an Index on any date, the official closing level of such Index published at the regular weekday close of trading on that day as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing level of an Index will be based on the alternate calculation of the Index as described in “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Index.

The term “scheduled trading day”, with respect to each Index, has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741UTY0 / US06741UTY00

*	Subject to postponement, as described under “Selected Purchase Considerations—Reference Asset Business Days and Market Disruption Events” in this preliminary pricing supplement

PPS-2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

•	Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS-3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-10 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this preliminary pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

PPS-4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES UPON AUTOMATIC CALL OR AT MATURITY

The following examples demonstrate how the payment (if any) upon early redemption or maturity of the Notes will be calculated under various circumstances. The numbers set forth in the following examples are purely hypothetical and have been rounded for eases of reference. The following examples do not take into account any tax consequences of investing in the Notes. In addition, these examples make the following key assumptions:

•	Initial Level of each Index: 100.00*

•	Barrier Level for each Index: 75.00

•	Call Level for each Index (first Call Valuation Date): 100.00

•	Call Level for each Index (second Call Valuation Date): 95.00

•	Call Level for each Index (final Call Valuation Date): 90.00

•	Redemption Price per $1,000 principal amount Note: $1,125.00 (if called on the first Call Valuation Date), $1,250.00 (if called on the second Call Valuation Date) and $1,375.00 (if called on the final Call Valuation Date)

*	The hypothetical Initial Level of 100.00 for each Index and the hypothetical Barrier Levels and Call Levels noted above have been chosen for illustrative purposes only and do not represent actual likely Initial Levels, Barrier Levels or Call Levels for either Index. The actual Initial Level for each Index will be equal to the Closing Level for that Index on the Initial Valuation Date. The actual Call Levels will be equal to 100%, 95% and 90% of the Initial Level on the first, second and final Call Valuation Date, respectively.

The Closing Level of the EURO STOXX 50 Index and the Nikkei Stock Average Index on March 30, 2015 were 3,727.80 and 19,411.40, respectively. For more information about recent levels of the Indices, please see “Information Regarding the Indices” below.

Examples Where the Notes are Automatically Called on the First or Second Call Valuation Date

Example 1: The Notes are automatically called on the first Call Valuation Date.

Reference Asset	Closing Level on First Call Valuation Date	Closing Level on Second Call Valuation Date	Final Level
EURO STOXX 50 Index	105.00	N/A	N/A
Nikkei Stock Average Index	103.00	N/A	N/A

Because the Closing Level of each Index is equal to or greater than its respective Call Level for the first Call Valuation Date, the Notes are automatically called and you will receive the applicable Redemption Price of $1,125.00 per $1,000 principal amount Note on the Call Settlement Date.

The return on investment of the Notes is 12.50%.

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the level of either Index at any time after the Call Settlement Date.

Example 2: The Notes are automatically called on the second Call Valuation Date.

Reference Asset	Closing Level on First Call Valuation Date	Closing Level on Second Call Valuation Date	Final Level
EURO STOXX 50 Index	120.00	97.00	N/A
Nikkei Stock Average Index	90.00	105.00	N/A

Because the Closing Level of the Nikkei Stock Average Index is less than its Call Level for the first Call Valuation Date, the Notes are not automatically called. Because, however, the Closing Level of each Index is equal to or greater than its respective Call Level for the second Call Valuation Date, the Notes are automatically called and you will receive the applicable Redemption Price of $1,250.00 per $1,000 principal amount Note on the Call Settlement Date.

The return on investment of the Notes is 25.00%.

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the level of either Index at any time after the Call Settlement Date.

PPS-5

Examples Where the Notes Are Not Automatically Called on the First or Second Call Valuation Dates

The following table and examples are based upon the assumptions set forth above and further assume that the Notes have not been called on the first or second Call Valuation Date. These examples demonstrate hypothetical examples of amounts payable on the Notes at maturity given these assumptions.

Final Level		Index Return
EURO STOXX 50 Index	Nikkei Stock Average Index	EURO STOXX 50 Index	Nikkei Stock Average Index	Index Return of the Lesser Performing Index	Payment at Maturity (per $1,000 principal amount Note)
200.00	210.00	100.00%	110.00%	100.00%	$1,375.00(1)
190.00	200.00	90.00%	100.00%	90.00%	$1,375.00(1)
185.00	180.00	85.00%	80.00%	80.00%	$1,375.00(1)
170.00	190.00	70.00%	90.00%	70.00%	$1,375.00(1)
160.00	170.00	60.00%	70.00%	65.00%	$1,375.00(1)
150.00	155.00	50.00%	55.00%	50.00%	$1,375.00(1)
165.00	140.00	65.00%	40.00%	40.00%	$1,375.00(1)
130.00	140.00	30.00%	40.00%	30.00%	$1,375.00(1)
120.00	140.00	20.00%	40.00%	20.00%	$1,375.00(1)
110.00	115.00	10.00%	15.00%	10.00%	$1,375.00(1)
100.00	100.00	0.00%	0.00%	0.00%	$1,375.00(1)
110.00	95.00	10.00%	-5.00%	-5.00%	$1,375.00(1)
90.00	97.50	-10.00%	-2.50%	-10.00%	$1,375.00(1)
102.00	85.00	2.00%	-15.00%	-15.00%	$1,000.00(2)
80.00	95.00	-20.00%	-5.00%	-20.00%	$1,000.00(2)
75.00	106.00	-25.00%	6.00%	-25.00%	$1,000.00(2)
95.00	70.00	-5.00%	-30.00%	-30.00%	$700.00(3)
120.00	60.00	20.00%	-40.00%	-40.00%	$600.00(3)
50.00	60.00	-50.00%	-40.00%	-50.00%	$500.00(3)
60.00	95.00	-40.00%	-5.00%	-60.00%	$400.00(3)
30.00	50.00	-70.00%	-50.00%	-70.00%	$300.00(3)
25.00	105.00	-75.00%	5.00%	-80.00%	$200.00(3)
10.00	85.00	-90.00%	-15.00%	-90.00%	$100.00(3)
105.00	0.00	5.00%	-100.00%	-100.00%	$0.00(3)

(1)	Because the Final Level of each Index is equal to or greater its respective Call Level for the Final Valuation Date, the payment at maturity is equal to the Redemption Price attributable to the final Call Valuation Date (the Final Valuation Date).
(2)	Because the Final Level of at least one Index is less than its Call Level on the final Call Valuation Date (the Final Valuation Date), the Notes are not automatically called. Because the Final Level of the Lesser Performing Index is not less than its respective Barrier Level, the investor receives at maturity $1,000 per $1,000 principal amount Note that they hold.
(3)	Because the Final Level of at least one Index is less than its Call Level on the final Call Valuation Date (the Final Valuation Date), the Notes are not automatically called. Because the Final Level of the Lesser Performing Index is less than its respective Barrier Level, the investor is fully exposed to the negative performance of the Lesser Performing Index.

Example 3: The Final Level of the EURO STOXX 50 Index is 110.00 and the Final Level of the Nikkei Stock Average Index is 95.00.

Because the Final Level of each Index is equal to or greater than its respective Call Level for the final Call Valuation Date (the Final Valuation Date), the Notes are automatically called and you will receive a payment at maturity equal to the applicable Redemption Price of $1,375.00 per $1,000 principal amount Note that you hold.

The return on investment of the Notes is 37.50%.

Example 4: The Final Level of the EURO STOXX 50 Index is 102.00 and the Final Level of the Nikkei Stock Average Index is 85.00.

Because the Final Level of the Nikkei Stock Average Index is below its Call Level, the Notes are not automatically called on the final Call Valuation Date.

Because the Nikkei Stock Average Index has the lower Index Return, the Nikkei Stock Average Index is the Lesser Performing Index. Because the Final Level of each Index is greater than its respective Barrier Level, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold.

The return on investment of the Notes is 0.00%.

PPS-6

Example 5: The Final Level of the EURO STOXX 50 Index is 120.00 and the Final Level of the Nikkei Stock Average Index is 60.00.

Because the Final Level of the Nikkei Stock Average Index is below its Call Level, the Notes are not automatically called on the final Call Valuation Date.

Because the Nikkei Stock Average Index has the lower Index Return, the Nikkei Stock Average Index is the Lesser Performing Index. Because the Final Level of the Lesser Performing Index is less than its Barrier Level, you will receive a payment at maturity of $600.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Index Return of the Lesser Performing Index]

$1,000 + [$1,000 × -40.00%] = $600.00

The return on investment of the Notes is- 40.00%.

Example 6: The Final Level of the EURO STOXX 50 Index is 30.00 and the Final Level of the Nikkei Stock Average Index is 50.00.

Because the Final Level of at least one Index (and, in this case, each Index) is below its Call Level, the Notes are not automatically called on the final Call Valuation Date.

Because the EURO STOXX 50 Index has the lower Index Return, the EURO STOXX 50 Index is the Lesser Performing Index. Because the Final Level of the Lesser Performing Index is less than its Barrier Level, you will receive a payment at maturity of $300.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Index Return of the Lesser Performing Index]

$1,000 + [$1,000 × -70.00%] = $300.00

The return on investment of the Notes is- 70.00%.

Examples 5 and 6 above demonstrate that if the Notes are not automatically called and if the Final Level of either Index is less than its Barrier Level, your investment in the Notes will be fully exposed to the negative performance of the Lesser Performing Index (regardless of the performance of the other Index) and you will lose some or all of the principal amount of your Notes.

You may lose up to 100% of the principal amount of your Notes.

PPS-7

SELECTED PURCHASE CONSIDERATIONS

•	Reference Asset Business Days and Market Disruption Events—The Call Valuation Dates (including the Final Valuation Date), the Call Settlement Dates and the Maturity Date are subject to adjustment in the event that a scheduled Call Valuation Date is not a Reference Asset Business Day or if a Market Disruption Event occurs or is continuing with respect to either Index on such date.

If the Calculation Agent determines that a scheduled Call Valuation Date (including the Final Valuation Date) is not a Reference Asset Business Day, the Call Valuation Date will be the next following Reference Asset Business Day. If a Market Disruption Event occurs with respect to either Index on a scheduled Reference Asset Business Day, such Reference Asset Business Day will be postponed and the Closing Levels of the Indices will be determined using the Closing Levels on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing with respect to either Index. In no event, however, will a Call Valuation Date (including the Final Valuation Date) be postponed by more than five Reference Asset Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Index on such fifth day, the Calculation Agent will determine the Closing Level of any Index unaffected by such Market Disruption Event using the Closing Level on such fifth day, and will make an estimate of the Closing Level of any Index affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event.

In the event that a Call Valuation Date is postponed and the Notes are automatically called, the Call Settlement Date will be the third Business Day following the relevant Call Valuation Date, as postponed. If the Final Valuation Date is postponed, the Maturity Date will be postponed such that the number of business days from the Final Valuation Date to the Maturity Date remains the same.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, any Call Valuation Date (including the Final Valuation Date) may be postponed by up to five Reference Asset Business Days, as described above.

For a description of what constitutes a Market Disruption Event with respect to each Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.

•	Adjustments to the Indices—For a description of adjustments that may affect either Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

•	Exposure to the Indices—The return on the Notes is linked to the performance of the Indices, as described in this preliminary pricing supplement. The EURO STOXX 50 Index consists of 500 component stocks selected to provide a performance benchmark for the Eurozone portion of the STOXX 600 Supersector indices. The Nikkei Stock Average Index is a modified price-weighted stock index that measures the composite price performance of 225 underlying stocks trading on the First Section of the Tokyo Stock Exchange, representing a broad cross-section of Japanese industries. For more information about the Indices, please see “Information Regarding the Indices” below”.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Indices. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you

PPS-8

recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Indices that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

PPS-9

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Indices or the underlying components of the Indices. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement and prospectus addendum, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”; and

•	“Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal. If the Notes are not called pursuant to the “Automatic Call” provisions and the Final Level of the Lesser Performing Index is less than its Barrier Level, your Notes will be fully exposed to the decline of such Index from its Initial Level to its Final Level and you will lose some or all of your investment in the Notes. You may lose up to 100% of the principal amount of your Notes.

•	Potential Return Limited to the Return Represented by the Applicable Redemption Price—If the Notes are automatically called pursuant to the “Automatic Call” provisions in respect of a Call Valuation Date, you will receive the applicable Redemption Price on the relevant Call Settlement Date, as described above in this preliminary pricing supplement. You will not participate in any appreciation of either Index above the return represented by the applicable Redemption Price (if the Notes are automatically called), which may be significant.

•	If Your Notes Are Not Automatically Called, the Payment at Maturity on Your Notes will be Based Solely on the Index Return of the Lesser Performing Index—If the Notes are not automatically called, the determination of the Index Returns (and, accordingly, the Lesser Performing Index) will be based solely on the Closing Levels of the Indices on the Final Valuation Date. Therefore, if the Notes are not automatically called and if the level of the Lesser Performing Index drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the levels of the Indices prior to such drop.

If your Notes are not called automatically prior to maturity, your payment at maturity will be based solely on the Index Return of the Lesser Performing Index. If the Notes are not automatically called, and if the Final Level of the Lesser Performing Index is less than its Barrier Level, you will lose some or all of your investment in the Notes. Your losses will not be limited in any way by virtue of Index Return of the other Index being higher than the Index Return of the Lesser Performing Index.

•	Whether or Not the Notes Will be Automatically Called Prior to Will Not be Based on the Level of Either Index at Any Time Other than the Closing Levels of the Indices on the applicable Call Valuation Date—Whether or not the Notes are automatically called pursuant to the “Automatic Call” provisions will be based solely on the Closing Levels of the Indices on each Call Valuation Date. Accordingly, if the level of either Index dropped on any Call Valuation Date such that the Closing Level of such Index falls below the applicable Call Level, your Notes will not be called in respect of such Call Valuation Date.

•	Potential Early Exit—While the original term of the Notes is as indicated on the cover of this preliminary pricing supplement, the Notes will be automatically called if the Closing Level of each Index on a Call Valuation Date is equal to or greater than its applicable Call Level on such date, as described above. As such, the term of the Notes may be as short as approximately one year.

The Redemption Price that you receive on a Call Settlement Date may be less than the aggregate amount of payments that you would have received had you held your Notes to maturity. You may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No more interest or call premium will accrue or be payable after the relevant Call Settlement Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

PPS-10

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any payment at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this preliminary pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•	The Notes are Subject to Non-U.S. Securities Market Risks—The stocks underlying the EURO STOXX 50 Index and the Nikkei Stock Average Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to an index that includes these stocks, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of stocks included in the EURO STOXX 50 Index and the Nikkei Stock Average Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in such Basket Components may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•	The Notes are Subject to Currency Exchange Rate Risk— The component stocks of the Indices are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which the stocks comprising the Indices are denominated. Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity. If the value of the currencies in which Index components are denominated strengthens against the U.S. dollar during the term of your Notes, you may not obtain the benefit of that increase, which you would have had you owned directly the securities included in the Index.

•	Historical Performance of the Indices Should Not Be Taken as Any Indication of the Future Performance of the Indices Over the Term of the Notes—The historical performance of an Index is not an indication of the future performance of that Index over the term of the Notes. The historical correlation between Indices is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Indices individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either Index.

•	No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks comprising either Index would have.

PPS-11

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•

We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and

PPS-12

trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Wealth and Investment Management, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients. In doing so, Barclays Wealth and Investment Management will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions for any such sales. The role of Barclays Wealth and Investment Management as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth and Investment Management is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you. Barclays Wealth and Investment Management is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Notes through Barclays Wealth and Investment Management, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover of this pricing supplement), which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the INdiceson any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Indices and the common stocks underlying the Indices;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the common stocks underlying the Indices;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-13

INFORMATION REGARDING THE INDICES

The EURO STOXX 50® Index

As noted above, the EURO STOXX 50 Index provides a blue-chip representation of supersector leaders in the Eurozone. The EURO STOXX 50 Index represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers fifty stocks from twelve Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

For more details about the EURO STOXX 50 Index, the index sponsor and license agreement between the index sponsor and the issuer, as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices-Equity Indices—EURO STOXX 50® Index” and “Risk Factors” on page IS-8 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the EURO STOXX 50 Index

You should not take the historical levels of the EURO STOXX 50 Index as an indication of the future performance of the EURO STOXX 50 Index. The level of the EURO STOXX 50 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the EURO STOXX 50 Index during any period shown below is not an indication that the level of the EURO STOXX 50 Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the EURO STOXX 50 Index. The actual performance of the EURO STOXX 50 Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Level of the EURO STOXX 50 Index for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and 2014 and the first calendar quarters of 2015 (through March 30, 2015). We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended**	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	4,339.23	3,431.82	3,628.06
June 30, 2008	3,882.28	3,340.27	3,352.81
September 30, 2008	3,445.66	3,000.83	3,038.20
December 31, 2008	3,113.82	2,165.91	2,447.62
March 31, 2009	2,578.43	1,809.98	2,071.13
June 30, 2009	2,537.35	2,097.57	2,401.69
September 30, 2009	2,899.12	2,281.47	2,872.63
December 31, 2009	2,992.08	2,712.30	2,964.96
March 31, 2010	3,017.85	2,631.64	2,931.16
June 30, 2010	3,012.65	2,488.50	2,573.32
September 30, 2010	2,827.27	2,507.83	2,747.90
December 31, 2010	2,890.64	2,650.99	2,792.82
March 31, 2011	3,068.00	2,721.24	2,910.91
June 30, 2011	3,011.25	2,715.88	2,848.53
September 30, 2011	2,875.67	1,995.01	2,179.66
December 30, 2011	2,476.92	2,090.25	2,316.55
March 30, 2012	2,608.42	2,286.45	2,477.28
June 29, 2012	2,501.18	2,068.66	2,264.72
September 28, 2012	2,594.56	2,151.54	2,454.26
December 31, 2012	2,659.95	2,427.32	2,635.93
March 28, 2013	2,749.27	2,570.52	2,624.02
June 28, 2013	2,835.87	2,511.83	2,602.59
September 30, 2013	2,936.20	2,570.76	2,893.15
December 31, 2013	3,111.37	2,902.12	3,109.00
March 31, 2014	3,172.43	2,962.49	3,161.60
June 30, 2014	3,314.80	3,091.52	3,228.24
September 30, 2014	3,289.75	3,006.83	3,225.93
December 31, 2014	3,277.38	2,874.65	3,146.43
March 30, 2015*	3,731.35	3,007.91	3,727.80

*	For the period commencing on January 1, 2015 and ending on March 30, 2015

PPS-14

The following graph sets forth the historical performance of the EURO STOXX 50 Index based on the daily Closing Levels January 1, 2008 through March 30, 2015. The Closing Level of the EURO STOXX 50 Index on March 30, 2015 was 3,727.80.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-15

The Nikkei Stock Average Index

As noted above, the Nikkei Stock Average Index is a modified price-weighted stock index that measures the composite price performance of 225 underlying stocks trading on the First Section of the Tokyo Stock Exchange, representing a broad cross-section of Japanese industries.

For more details about the Nikkei Stock Average Index, the index sponsor and license agreement that we expect will be entered into between the index sponsor and the issuer, as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices—Equity Indices—Nikkei Stock Average (Nikkei 225)” and “Risk Factors” on page IS-27 and IS-2, respectively, of the accompanying index supplement.

Historical Information Regarding the Nikkei Stock Average Index

You should not take the historical levels of the Nikkei Stock Average Index as an indication of the future performance of the Nikkei Stock Average Index. The level of the Nikkei Stock Average Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the Nikkei Stock Average Index during any period shown below is not an indication that the level of the Nikkei Stock Average Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Nikkei Stock Average Index. The actual performance of the Nikkei Stock Average Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Levels of the Nikkei Stock Average Index for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and 2014 and the first calendar quarters of 2015 (through March 30, 2015). We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	14,691.41	11,787.51	12,525.54
June 30, 2008	14,489.44	12,656.42	13,481.38
September 30, 2008	13,603.31	11,259.86	11,259.86
December 31, 2008	11,368.26	7,162.90	8,859.56
March 31, 2009	9,239.24	7,054.98	8,109.53
June 30, 2009	10,135.82	8,351.91	9,958.44
September 30, 2009	10,639.71	9,050.33	10,133.23
December 31, 2009	10,638.06	9,081.52	10,546.44
March 31, 2010	11,097.14	9,932.90	11,089.94
June 30, 2010	11,339.30	9,382.64	9,382.64
September 30, 2010	9,795.24	8,824.06	9,369.35
December 31, 2010	10,370.53	9,154.72	10,228.92
March 31, 2011	10,857.53	8,605.15	9,755.10
June 30, 2011	10,004.20	9,351.40	9,816.09
September 30, 2011	10,137.73	8,374.13	8,700.29
December 31, 2011	9,050.47	8,160.01	8,455.35
March 30, 2012	10,255.15	8,378.36	10,083.56
June 29, 2012	10,109.87	8,295.63	9,006.78
September 28, 2012	9,232.21	8,365.90	8,870.16
December 31, 2012	10,395.18	8,534.12	10,395.18
March 31, 2013	12,635.69	10,486.99	12,335.96
June 30, 2013	15,627.26	12,003.43	13,677.32
September 30, 2013	14,808.50	13,338.46	14,455.80
December 31, 2013	16,291.31	13,853.32	16,291.31
March 31, 2014	16,121.45	14,008.47	14,827.83
June 30, 2014	15,376.24	13,910.16	15,162.10
September 30, 2014	16,374.14	14,778.37	16,173.52
December 31, 2014	17,935.64	14,532.51	17,450.77
March 30, 2015*	19,754.36	16,795.96	19,411.40

*	For the period commencing on January 1, 2015 and ending on March 30, 2015

PPS-16

The following graph sets forth the historical performance of the Nikkei Stock Average Index based on daily Closing Levels from January 1, 2008 through March 30, 2015. The Closing Level of the Nikkei Stock Average Index on March 30, 2015 was 19,411.40.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-17